Exhibit 10.3
ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is entered into as of May 3, 2010 by and among the stockholders of Cuming Corporation, a Massachusetts corporation (the “Company”) listed on the signature pages hereof (collectively the “Seller”), Deep Down, Inc., a Nevada corporation (the “Buyer”), and Casner & Edwards, LLP, a Massachusetts limited liability partnership (the “Escrow Agent”).

WHEREAS, Seller, the Company and Buyer have entered into a Stock Purchase Agreement dated the date hereof (the “Purchase Agreement”) pursuant to which Seller has agreed to sell and Buyer has agreed to purchase from Seller the issued and outstanding common stock, $1.00 par value per share, of the Company, subject to the terms and conditions of the Purchase Agreement; and

WHEREAS, Buyer has agreed to pay a portion of the Purchase Price by issuance and delivery to Seller of the Escrowed Stock, which shall be deposited herewith with the Escrow Agent, to be held subject to the terms and conditions of this Agreement; and

NOW THEREFORE in consideration of the mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

1.  Definitions.

Terms defined in the Purchase Agreement and not otherwise defined herein are used herein with the meanings so defined.

2.  Escrow.

  Upon execution of this Escrow Agreement (i) Buyer shall deliver to Escrow Agent original certificates (the “Certificates”) issued to Seller evidencing the Escrowed Stock, and (ii) Seller shall deliver to Escrow Agent duly executed stock power instruments (the “Stock Powers” and, together with the Certificates, collectively the “Escrow Instruments”) conveying and transferring title to the Escrowed Stock to Buyer.

3.  Release of Escrow Instruments.

3.1 Within three (3) business days of receipt of notice from Seller and Buyer that the Closing has occurred, Escrow Agent shall release the Escrow Instruments to Seller.

3.2  Within three (3) days of receipt of notice from Seller that the Purchase Agreement has been terminated and that, pursuant to the provisions of Section 9.4 of the Purchase Agreement, Seller has the right to retain the Escrowed Stock, Escrow Agent shall so notify Buyer.  If within three (3) business days of receipt of such notice from Escrow Agent, Buyer delivers notice to Escrow Agent of Buyer’s objection to release of the Escrow Instruments, Escrow Agent shall not release the Escrow Instruments without (i) mutual written consent of Seller and Buyer or (ii) a final court order of a court of competent jurisdiction.  If Buyer fails to deliver notice of objection to Escrow Agent pursuant to this Section 3.2 within three (3) business days of receipt of Escrow Agent’s notice to Buyer hereunder, Escrow Agent shall release the Escrow Instruments to Seller.

3.3  Within three (3) business days of receipt of notice from Buyer that the Purchase Agreement has been terminated and that, pursuant to the provisions of Section 9.4 of the Purchase Agreement, Buyer is entitled to require Seller to make immediate retransfer of the Escrowed Stock to Buyer, Escrow Agent shall so notify Seller.  If, within three (3) business days of receipt of such notice from Escrow Agent, Seller delivers notice to Escrow Agent of Seller’s objection to release of the Escrow Instruments, Escrow Agent shall not release the Escrow Instruments without (i) mutual written consent of Seller and Buyer or (ii) a final court order of a court of competent jurisdiction.  If Seller fails to deliver notice of objection to Escrow Agent pursuant to this Section 3.3 within three (3) business days of receipt of Escrow Agent’s notice to Seller hereunder, Escrow Agent shall release the Escrow Instruments to Buyer.

4.  Fees and Expenses.

  Escrow Agent shall not charge any fee for services to be rendered hereunder, provided that any fees and expenses incurred by the Escrow Agent in connection with court proceedings or informal dispute resolution proceedings relating to the Escrow Instruments shall be borne in equal part by Seller and Buyer.

5.  Responsibilities of Escrow Agent; Limitation of Escrow Agent’s Liability.

5.1  The sole responsibility of Escrow Agent shall be to receive and hold the Escrow Instruments, subject to release and delivery in accordance with this Escrow Agreement.  Escrow Agent shall not be liable for losses due to acts of God, war, loss of electrical power or the failure of communication devices.

5.2  Escrow Agent shall incur no liability whatsoever with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct.  The Escrow Agent shall not be responsible for the validity or sufficiency of this Escrow Agreement.  In all questions arising under this Agreement, Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by Escrow Agent based on such advice, Escrow Agent shall not be liable to any person .  The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

5.3  Seller and Buyer hereby agree to indemnify Escrow Agent for, and hold it harmless against, any loss, liability or expenses incurred without gross negligence or willful misconduct on the part of Escrow Agent arising out of or in connection with its carrying out of its duties hereunder.  The foregoing indemnities shall survive the resignation or replacement of Escrow Agent or the termination of this Agreement.

5.4  In the event of a dispute between Seller and Buyer concerning the release or other disposition of the Escrow Instruments, the Escrow Agent may commence an action in interpleader and deposit the Escrow Instruments with the court in which such action is pending and upon such deposit shall be absolved and released from any liability with respect to the Escrow Instruments not caused by the gross negligence or willful misconduct of the Escrow Agent.

6.  General.

6.1  Any notice or other communications required or permitted to be delivered to any party under this Escrow Agreement shall be in writing, shall be addressed to the party to which such notice is to be given at the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties in accordance with the provisions of this Section) and shall be deemed properly delivered, given and received on the date of delivery when delivered by hand or by facsimile, one day following deposit with an overnight delivery service, or two days following deposit with the United States Postal Service, postage prepaid, when delivered by registered mail.

To Seller:	c/o Cuming Corporation
225 Bodwell Corporation
Avon, MA 02322
Attention: John W. Cuming
Facsimile No. 508/580-0960

With copy to Seller’s counsel:	David J. Chavolla,
Casner & Edwards, LLP
303 Congress Street
Boston, Massachusetts 02210
Facsimile No. 617/426-8810

To Buyer:                                                          Deep Down, Inc.
8827 W. San Houston Parkway N., Suite 100
Houston, TX 77040
Attention: Eugene L. Butler, Executive Chairman
Facsimile No. 281/517-5001

With copy to Buyer’s counsel:	Jeffrey D. Hopkins
Looper, Reed & McGraw, P.C.
1300 Post Oak Boulevard
Houston, Texas 77056
Facsimile No. 713/986-7100

To Escrow Agent:	Casner & Edwards, LLP
303 Congress Street
Boston, Massachusetts 02210
Attention: David J. Chavolla
Facsimile No. 617/426-8810

6.2  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

6.3  This Escrow Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of The Commonwealth of Massachusetts without giving effect to principles of conflicts of laws.

6.4  This Agreement shall be binding upon all parties and their respective estates, successors and assigns.

6.5  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby.  The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.  No failure or delay on the part of any party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

6.6  The Escrow Agent may resign at any time by giving thirty (30) days’ advance written notice thereof to the other parties hereto, but such resignation shall not become effective until a successor escrow agent shall have been appointed and shall have accepted such appointment in writing.  If an instrument of acceptance by a successor escrow agent shall not have been delivered to the Escrow Agent within such thirty (30) day period, the resigning Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent.

6.7  This Agreement shall terminate on the final release of all Escrow Instruments.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as a document under seal as of the date first above written.

DEEP DOWN, INC.	SELLER

By: /s/ Eugene L. Butler Eugene L. Butler, Executive Chairman	By: /s/ John W. Cuming John W. Cuming, as Sellers’ Representative CASNER & EDWARDS, LLP By: /s/ David J. Chavolla David J. Chavolla A Partner